Exhibit 5.1

September 23, 2014

Gastar Exploration Inc.
1331 Lamar Street, Suite 650
Houston, Texas 77010

Ladies and Gentlemen:

We have acted as counsel to Gastar Exploration Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”) of the offer and sale (the “Offering”) by the Company of up to 19,550,000 shares of common stock (the “Common Shares”), pursuant to that certain Underwriting Agreement dated September 18, 2014 (the “Underwriting Agreement”), by and among the Company and Barclays Capital Inc., Johnson Rice & Company L.L.C. and Wells Fargo Securities, LLC as representatives of the several underwriters listed in Schedule I thereto (the “Underwriters”).
The Common Shares have been offered for sale pursuant to a prospectus supplement, dated September 18, 2014, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on September 18, 2014, to a prospectus dated February 24, 2014 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-193832) (the “Registration Statement”), which became effective under the Securities Act on February 24, 2014.
We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Amended and Restated Certificate of Incorporation and the Second Amended and Restated Bylaws of the Company, (ii) certain resolutions (the “Resolutions”) adopted by the Board of Directors of the Company relating to the terms and sale of the Common Shares and related matters, (iii) certain resolutions adopted by the Pricing Committee of the Board of Directors of the Company, (iv) the Registration Statement, (v) the Prospectus and (vi) such other certificates, instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.
As to any facts material to the opinions contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the Company.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

September 23, 2014 Page 2

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; (iv) each natural person signing any document reviewed by us had the legal capacity to do so; (v) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity; (vi) all Common Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Prospectus and the Registration Statement; and (vii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the Underwriter.
Based upon such examination and review and the foregoing assumptions, we are of the opinion that when issued and paid for by the Underwriters as contemplated by the Underwriting Agreement, the Common Shares will be duly authorized, validly issued, fully paid and non-assessable.
The foregoing opinions are limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America as in effect on the date hereof, and we undertake no duty to update or supplement the foregoing opinions to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective, and we do not express any opinions as to the laws of any other jurisdiction.
We hereby consent to the filing of this opinion letter as an exhibit to the Current Report on Form 8-K filed by the Company on even date herewith. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
VINSON & ELKINS L.L.P.